NEWS RELEASE

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA  91201-2349
www.psbusinessparks.com


                                           For Release: Immediately
                                           Date:        October 3, 2005
                                           Contact:     Mr. Edward A. Stokx
                                                        (818) 244-8080, Ext. 649

                  PS BUSINESS PARKS, INC. ANNOUNCES ASSET SALE

GLENDALE, California - PS Business Parks, Inc. (AMEX:PSB) announced that on September 30, 2005, it completed the sale of Woodside Corporate Park located in Beaverton, Oregon. The park consists of 13 buildings comprising approximately 574,000 square feet with a current occupancy of 76%. Net proceeds from the sale, after transaction costs, were approximately $64.5 million.

Proceeds from the sale will be used for working capital purposes.

COMPANY INFORMATION

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of September 30, 2005, PSB wholly owned approximately 17.4 million net rentable square feet of commercial space with approximately 3,200 customers located in eight states, concentrated primarily in California (5.2 million sq. ft.), Texas (2.9 million sq. ft.), Florida (3.3 million sq. ft.), Oregon (1.4 million sq. ft.), Virginia (2.8 million sq. ft.) and Maryland (1.2 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's web site is www.psbusinessparks.com.